EXHIBIT 99.1

HEICO Corporation Reports Record Sales and Operating Income for the Second Quarter of Fiscal 2011; Fiscal 2011 Full Year Sales and Net Income Estimates Raised

2nd Quarter Net Income Up 34% and Operating Income Up 27% on 20% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, May 24, 2011 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 34% to $16,830,000, or 40 cents per diluted share, for the second quarter of fiscal 2011, up from $12,573,000, or 30 cents per diluted share, for the second quarter of fiscal 2010. For the first six months of fiscal 2011, net income increased 39% to a record $33,904,000, or 80 cents per diluted share, up from $24,366,000, or 58 cents per diluted share, for the first six months of fiscal 2010.

All per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in April 2011.

Operating income increased 27% to a record $32,913,000 in the second quarter of fiscal 2011, up from $25,957,000 in the second quarter of fiscal 2010. For the first six months of fiscal 2011, operating income increased 29% to a record $65,285,000, up from $50,501,000 in the first six months of fiscal 2010. Our consolidated operating margin improved to 17.8% and 18.2% in the second quarter and first half of fiscal 2011, respectively, up from 16.9% and 17.5% in the second quarter and first half of fiscal 2010, respectively.

Net sales increased 20% to a record $184,486,000 in the second quarter of fiscal 2011, up from $153,845,000 in the second quarter of fiscal 2010. For the six months of fiscal 2011, net sales increased 24% to a record $358,705,000, up from $289,380,000 in the first six months of fiscal 2010.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's second quarter results stated, "We are very pleased to report record sales and operating income on the strength of record results in our Flight Support Group and continued strong earnings in our Electronic Technologies Group. Sales and operating income within our Flight Support Group for the second quarter of fiscal 2011 represent all time quarterly records reflecting strong organic growth as well as growth through acquiring a profitable, well managed business in the first quarter of fiscal 2011.

Net sales of our Flight Support Group increased 30% in the second quarter of fiscal 2011 to a record $133.8 million, up from $103.0 million in the second quarter of fiscal 2010. Net sales for the first six months of fiscal 2011 increased 29% to a record $254.4 million, up from $196.8 million in the first six months of fiscal 2010. The increases in net sales in the second quarter and first six months of fiscal 2011 principally reflect strong organic growth of approximately 20% and 22%, respectively, as well as additional net sales contributed by the acquisition of Blue Aerospace in the first quarter of fiscal 2011. Net sales of our Flight Support Group have now increased over each of the past five quarters reflecting sales growth in both the parts and services we offer our commercial airline customers as they continue to increase maintenance expenditures to reflect current operating cycles.

Operating income of the Flight Support Group increased 46% to a record $23.4 million for the second quarter of fiscal 2011, up from $16.1 million for the second quarter of fiscal 2010. Operating income of the Flight Support Group increased 34% to a record $43.8 million for the first six months of fiscal 2011, up from $32.8 million for the first six months of fiscal 2010. The increases in operating income in the second quarter and first six months of fiscal 2011 reflect both higher sales volumes and improved operating margins.

Operating margins of the Flight Support Group improved to 17.5% for the second quarter of fiscal 2011, up from 15.6% reported for the second quarter of 2010. Operating margins of the Flight Support Group improved to 17.2% for the first six months of fiscal 2011, up from 16.7% for the first six months of fiscal 2010. The improved operating margins in the second quarter and first six months of fiscal 2011 principally reflect the efficiencies realized through higher sales volumes.

Net sales of our Electronic Technologies Group increased to $51.4 million for the second quarter of fiscal 2011, up from $51.1 million for the second quarter of fiscal 2010. Net sales for the first six months of fiscal 2011 increased 13% to a record $105.3 million, up from $93.1 million for the first six months of fiscal 2010. The net sales increase in the ETG for the first six months of fiscal 2011 reflects organic growth of approximately 6% and additional net sales contributed by a fiscal 2010 acquisition. The organic growth in the ETG principally reflects strength in demand for certain of our defense, space and electronic products.

Operating income of the Electronic Technologies Group remained strong at $13.6 million in both the second quarter of fiscal 2011 and 2010. Operating income of the ETG increased 18% to a record $29.2 million for the first six months of fiscal 2011, up from $24.8 million for the first six months of fiscal 2010, principally reflecting the higher sales levels in the first quarter of fiscal 2011.

Operating margins of the Electronic Technologies Group also remained strong at 26.6% for both the second quarter of fiscal 2011 and 2010. Operating margins of the Electronic Technologies Group improved to 27.7% for the first six months of fiscal 2011, up from 26.6% for the first six months of fiscal 2010, principally as a result of a more favorable product sales mix and higher sales levels in the first quarter of fiscal 2011.

Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first six months of fiscal 2011 totaled $51.1 million, including $27.5 million generated in the second quarter of fiscal 2011, and represented 151% of net income, compared to $40.3 million for the first six months of fiscal 2010. Capital expenditures were $3.9 million in the first six months of 2011 compared to $4.6 million in the first half of 2010.

We expect fiscal 2011 cash flow provided by operating activities to remain at a high level and to approximate $95 - $100 million. Capital expenditures in fiscal 2011 are anticipated to approximate $10 - $12 million.

As of April 30, 2011, we have no net debt outstanding as our cash and cash equivalents exceed our total debt and our current revolving credit facility does not mature until 2013. We believe our strong balance sheet and debt capacity offer great opportunities to continue to acquire well managed profitable businesses.

In our Flight Support Group's markets, we've been pleased with the continued increase in capacity within the commercial airline industry, which began last year and has resulted in higher demand for our products and services and opportunities to increase our market penetration. While recognizing that the uncertainty raised by higher oil prices may moderate organic growth over the remainder of 2011, we continue to expect year-over-year sales growth in our Flight Segment Group. In our Electronic Technologies Group's markets, we generally anticipate stable or increasing demand for our products.

Based on current market conditions within our aviation and other major markets, we are increasing our estimates of full year fiscal 2011 growth in net income to approximately 20% and growth in net sales to approximately 18%, up from our prior growth estimates of 15% - 17% in net income and 13% - 15% in net sales. The estimates exclude the impact of additional acquisitions, if any."

As previously announced, HEICO will hold a conference call on Wednesday, May 25, 2011 at 9:00 a.m. Eastern Daylight Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 67802278. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (706) 645-9291, and enter the Conference ID 67802278.

There are currently approximately 25.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 16.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Hollywood, Florida- based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,
	2011	2010
Net sales	$184,486,000	$153,845,000
Cost of sales	118,115,000	100,219,000
Selling, general and administrative expenses	33,458,000	27,669,000
Operating income	32,913,000	25,957,000
Interest expense	(38,000)	(167,000)
Other income	151,000	268,000
Income before income taxes and noncontrolling interests	33,026,000	26,058,000
Income tax expense	10,900,000	9,150,000
Net income from consolidated operations	22,126,000	16,908,000
Less: Net income attributable to noncontrolling interests	5,296,000	4,335,000
Net income attributable to HEICO	$16,830,000	$12,573,000

Net income per share attributable to HEICO shareholders: (a)
Basic	$.40	$.31
Diluted	$.40	$.30

Weighted average number of common shares outstanding: (a)
Basic	41,627,329	40,972,865
Diluted	42,482,719	42,201,068

	Three Months Ended April 30,
	2011	2010
Operating segment information: --
Net sales:
Flight Support Group	$133,804,000	$103,043,000
Electronic Technologies Group	51,372,000	51,066,000
Intersegment sales	(690,000)	(264,000)
	$184,486,000	$153,845,000

Operating income:
Flight Support Group	$23,405,000	$16,055,000
Electronic Technologies Group	13,645,000	13,593,000
Other, primarily corporate	(4,137,000)	(3,691,000)
	$32,913,000	$25,957,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Six Months Ended April 30,
	2011		2010
Net sales	$358,705,000		$289,380,000
Cost of sales	228,408,000		185,634,000
Selling, general and administrative expenses	65,012,000		53,245,000
Operating income	65,285,000		50,501,000
Interest expense	(92,000)		(286,000)
Other income	206,000		423,000
Income before income taxes and noncontrolling interests	65,399,000		50,638,000
Income tax expense	20,750,000		17,700,000
Net income from consolidated operations	44,649,000		32,938,000
Less: Net income attributable to noncontrolling interests	10,745,000		8,572,000
Net income attributable to HEICO	$33,904,000	(b)	$24,366,000

Net income per share attributable to HEICO shareholders: (a)
Basic	$.82	(b)	$.60
Diluted	$.80	(b)	$.58

Weighted average number of common shares outstanding: (a)
Basic	41,493,461		40,913,676
Diluted	42,433,999		42,164,233

	Six Months Ended April 30,
	2011		2010
Operating segment information: --
Net sales:
Flight Support Group	$254,445,000		$196,822,000
Electronic Technologies Group	105,311,000		93,124,000
Intersegment sales	(1,051,000)		(566,000)
	$358,705,000		$289,380,000

Operating income:
Flight Support Group	$43,834,000		$32,775,000
Electronic Technologies Group	29,183,000		24,763,000
Other, primarily corporate	(7,732,000)		(7,037,000)
	$65,285,000		$50,501,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)      All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2011.

(b)     In December 2010, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended for two years to cover the period from January 1, 2010 to December 31, 2011. As a result, we recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2010 in the first quarter of fiscal 2011. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $.8 million, or $.02 per diluted share, in the first quarter of fiscal 2011.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	April 30, 2011	October 31, 2010
Cash and cash equivalents	$7,760,000	$6,543,000
Accounts receivable, net	100,569,000	91,815,000
Inventories, net	153,676,000	138,215,000
Prepaid expenses and other current assets	26,221,000	22,676,000
Total current assets	288,226,000	259,249,000
Property, plant and equipment, net	57,759,000	59,003,000
Goodwill	391,339,000	385,016,000
Other assets	97,583,000	78,375,000
Total assets	$834,907,000	$781,643,000

Current maturities of long-term debt	$50,000	$148,000
Other current liabilities	90,300,000	81,684,000
Total current liabilities	90,350,000	81,832,000
Long-term debt, net of current maturities	7,055,000	14,073,000
Deferred income taxes	45,695,000	45,308,000
Other non-current liabilities	38,370,000	30,556,000
Total liabilities	181,470,000	171,769,000
Redeemable noncontrolling interests	53,955,000	55,048,000
Shareholders' equity	599,482,000	554,826,000
Total liabilities and equity	$834,907,000	$781,643,000

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended April 30,
	2011	2010
Operating Activities:
Net income from consolidated operations	$44,649,000	$32,938,000
Depreciation and amortization	8,891,000	8,878,000
Deferred income tax provision	242,000	610,000
Tax benefit from stock option exercises	7,718,000	952,000
Excess tax benefit from stock option exercises	(6,358,000)	(670,000)
Stock option compensation expense	1,128,000	610,000
(Increase) decrease in accounts receivable	(3,597,000)	1,863,000
Increase in inventories	(6,153,000)	(184,000)
Increase (decrease) in current liabilities	7,135,000	(3,552,000)
Other	(2,574,000)	(1,182,000)
Net cash provided by operating activities	51,081,000	40,263,000

Investing Activities:
Acquisitions, net of cash acquired	(27,936,000)	(36,189,000)
Capital expenditures	(3,845,000)	(4,600,000)
Other	3,000	(2,000)
Net cash used in investing activities	(31,778,000)	(40,791,000)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(7,000,000)	9,000,000
Acquisitions of noncontrolling interests	(7,241,000)	(727,000)
Redemptions of common stock related to stock option exercises	(5,432,000)	(353,000)
Distributions to noncontrolling interests	(4,450,000)	(4,446,000)
Cash dividends paid	(2,092,000)	(1,638,000)
Excess tax benefit from stock option exercises	6,358,000	670,000
Proceeds from stock option exercises	1,806,000	1,385,000
Other	(125,000)	(102,000)
Net cash (used in) provided by financing activities	(18,176,000)	3,789,000

Effect of exchange rate changes on cash	90,000	97,000

Net increase in cash and cash equivalents	1,217,000	3,358,000
Cash and cash equivalents at beginning of year	6,543,000	7,167,000
Cash and cash equivalents at end of period	$7,760,000	$10,525,000
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590